Exhibit 99.1

Dynavax Adopts Limited-Duration Stockholder Rights Plan

EMERYVILLE, CA – October 29, 2024 – Dynavax Technologies Corporation (Nasdaq: DVAX), a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines, today announced that its Board of Directors has adopted a limited-duration stockholder rights plan, effective immediately (the “Rights Plan”).

The Dynavax Board adopted the Rights Plan in response to the recent rapid accumulations of stock by Deep Track Capital, which recently disclosed in a Schedule 13D/A filing its ownership of 13.6% of the Company’s outstanding common stock. The Rights Plan is intended to protect the investment of Dynavax stockholders during a period in which it believes shares of the Company do not reflect the inherent value of the business or its long-term growth potential. The Rights Plan should reduce the likelihood that any person or group gains control of Dynavax through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of all stockholders.

The Rights Plan, which is similar to other plans adopted by publicly held companies, does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future Board to redeem the rights. The Rights Plan does not limit the Board’s ability to engage in discussions or pursue transactions it believes are in the best interests of all stockholders.

In connection with the adoption of the Rights Plan, the Board declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Dynavax’s common stock as of the close of business on November 8, 2024, the record date. Under the Rights Plan, the Rights generally would become exercisable only if a person or group acquires beneficial ownership of 15% or more of Dynavax common shares (or 18% if the person or group is a passive 13G institutional investor). Once the Rights become exercisable, each Right will entitle its holder (other than any Acquiring Person, whose Rights will become void) to purchase, for $52.00, additional shares of Dynavax common stock having a market value of twice such exercise price. Any stockholders with beneficial ownership of Dynavax’s outstanding common stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Plan. In addition, the Rights Plan has customary flip-over and exchange features.

Dynavax intends to submit the Rights Plan to a vote of its stockholders at its 2025 Annual Meeting. The Rights Plan will expire on the day following the certification of the voting results for Dynavax’s 2025 Annual Meeting, unless Dynavax’s stockholders ratify the Rights Plan at or prior to such meeting, in which case the Rights Plan will continue in effect until October 28, 2025, unless the Rights are earlier redeemed or exchanged by Dynavax.

Additional details regarding the Rights Plan are contained in a Form 8-K that will be filed by the Company with the U.S. Securities and Exchange Commission.

About Dynavax

Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. The Company has two commercial products, HEPLISAV-B® vaccine [Hepatitis B Vaccine (Recombinant), Adjuvanted], which is approved in the U.S., the European Union and Great Britain for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant, currently used in HEPLISAV-B and multiple adjuvanted COVID-19 vaccines. Dynavax is advancing CpG 1018 as a premier vaccine adjuvant used in clinical programs for shingles and Tdap, and in global collaborations currently focused on adjuvanted vaccines for COVID-19, plague, seasonal influenza and universal influenza. For more information about our marketed products and development pipeline, visit www.dynavax.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “will,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “toward,” “will,” “would” and similar expressions, or the negatives thereof, or they may use future dates. Forward-looking statements made in this document include statements regarding the intended benefits of the Rights Plan and Dynavax’s long-term prospects. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, the risk that actual demand for our products may differ from our expectations, risks relating to our ability to commercialize and supply HEPLISAV-B, risks related to the timing of completion and results of current clinical studies, risks related to the development and pre-clinical and clinical testing of vaccines containing CpG 1018 adjuvant, as well as other risks detailed in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the three months ended June 30, 2024 and periodic filings made thereafter, as well as discussions of potential risks, uncertainties and other important factors in our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

For Investors/Media:

Paul Cox

pcox@dynavax.com

510-665-0499

Dan Moore / Tali Epstein

Collected Strategies

Dynavax-CS@collectedstrategies.com